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                                                                  EXHIBIT 99.1
DATE:  January 19, 1999

FROM:                                        FOR:
Padilla Speer Beardsley Inc.                 Dura Automotive Systems, Inc.
224 Franklin Avenue West                     4508 IDS Center
Minneapolis, Minnesota 55404                 Minneapolis, Minnesota 55402

John Mackay (612) 871-8877                   Scott Rued (612) 342-2311


                                             AND

                                             Excel Industries, Inc.
                                             1120 North Main Street
                                             Elkhart, Indiana 46514

                                             Company Contact:
                                             Joseph A. Robinson (219) 264-2131

                                             Chicago:
                                             William C. Schall (773) 281-4727
                                             3023 N. Clark St., #210
                                             Chicago, IL 60601

FOR IMMEDIATE RELEASE

            DURA AUTOMOTIVE SYSTEMS, INC., AND EXCEL INDUSTRIES, INC.,
                       ENTER INTO DEFINITIVE MERGER AGREEMENT

     MINNEAPOLIS, January 19 -- Dura Automotive Systems, Inc. ("Dura") (Nasdaq:
DRRA), and Excel Industries, Inc. ("Excel") (NYSE: EXC), announced today that they have entered into a definitive merger agreement. The transaction, subject to stockholder and regulatory approval, is expected to close during the second quarter of 1999.

     Under the merger agreement, each share of Excel common stock will be converted into the right to receive either (i) $25.50 in cash or (ii) 0.8 shares of Dura Class A common stock. This right is subject to proration to ensure that 50 percent of the outstanding shares of Excel is exchanged for cash and 50 percent is exchanged for shares of Dura Class A common stock, resulting in Excel shareholders, in the aggregate, receiving $12.75 in cash and 0.4 shares of Dura Class A common stock for each Excel share. In addition, Dura will assume Excel's outstanding indebtedness.

     Excel has annual revenues of approximately $1.1 billion of which 75 percent is derived from the automotive/light truck market and the remainder from the recreational vehicle, mass transit and heavy truck markets. Approximately 78 percent of Excel's revenues is generated in North America with the remainder in Europe.

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     With operations headquartered in Indiana, Excel's products for the light vehicle segment include plastic and metal encapsulated window assemblies, door systems, seat systems and injection molded plastic products. Excel is a leading supplier to the recreational vehicle, mass transit and heavy truck markets and its products include appliances such as water heaters, furnaces, stoves and ranges, mechanical components and systems, modular doors and a variety of window assemblies. Excel's customers include Ford, DaimlerChrysler and General Motors in the light vehicle segment and Fleetwood, Winnebago, Coachmen and Navistar in the recreational vehicle, mass transit and heavy truck segments.

     Dura's president and chief executive officer, Karl Storrie, said, "Excel brings many new and complementary products to Dura including window assemblies, window regulators and modular doors. The cross section of geographic positioning and technical and manufacturing capabilities will provide substantial synergies and opportunities to provide greater value to our customers. Together, we will be able to more effectively capitalize on growth opportunities in excess of our individual capabilities."

     Tony Johnson, chairman of Dura, added, "The combination of Dura and Excel will result in a very strong global organization with annual revenues of approximately $2 billion, $500 million of which is generated outside of North America. Our development efforts will focus on building on our global strengths through internal development and continued strategic acquisitions."

     James O. Futterknecht, Jr., chairman, president and chief executive officer of Excel, stated, "With the trends toward systemization and globalization, the business fit and expanded capabilities of the combination of Excel and Dura are responsive to customer needs while providing long-term shareholder value."

     Dura Automotive Systems, Inc., is a leading designer and manufacturer of driver control systems, engineered mechanisms and cable-related systems for the global automotive industry. The company's products include parking brake systems, automotive cables, transmission shifter systems, latches, underbody tire carriers, jacks, brake, clutch and accelerator pedals and other mechanical assemblies. The company's products are sold to major North American original equipment manufacturers (OEMs), including Ford, General Motors and DaimlerChrysler, as well as Japanese OEMs, including Toyota and Honda. The company's European and Latin American facilities support Ford, GM, Volkswagen, Mercedes, BMW, PSA (Peugeot and Citren) and various other OEMs. Dura's operating headquarters is in Rochester Hills, Mich., and its corporate office is in Minneapolis, Minn.

     This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended. Such forward-looking statements are based on the belief of the management of Dura and Excel as well as on assumptions made by and information currently available to Dura and/or Excel, as the case may be, at the time such statements were made. Such forward-looking statements relate to, among other things, (i) the expected closing date of the merger, and (ii) the anticipated benefits of the merger. Actual results could differ materially from those projected in the forward-looking statements as a result of (i) unexpected delays in obtaining shareholder and/or other regulatory approvals; (ii) the inability of either Dura or Excel to satisfy the conditions to the consummation of the merger; (iii) unforeseen difficulties in integrating the operations of Dura and Excel, or (iv) unanticipated negative reaction to the proposed transaction by customers, suppliers or stockholders.